EXHIBIT 11


                          NORTHWEST NATURAL GAS COMPANY
                 Statement re: Computation of Per Share Earnings
                     (Thousands, except per share amounts)
                                  (Unaudited)




                                                   Three Months Ended
                                                        March 31,
                                                --------------------------
                                                    2000         1999
                                                --------------------------

Earnings Applicable to Common Stock             $    31,040   $    23,406
     Debenture Interest Less Taxes                      103           107
                                                -----------   -----------

Net Income Available for Diluted Common
  Stock                                         $    31,143   $    23,513
                                                ===========   ===========

Average Common Shares Outstanding                    25,129        24,883

     Stock Options                                        *            19
     Convertible Debentures                             466           487
                                                -----------   -----------

Diluted Common Shares                                25,595        25,389
                                                ===========   ===========

Diluted Earnings per Share of Common Stock      $      1.22   $      0.93
                                                ===========   ===========

* Anti-dilutive, not included in calculation